Exhibit 99.2
Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
This discussion summarizes the significant factors affecting our consolidated operating results, financial condition and liquidity during the three-year period ended December 31, 2016. This discussion should be read in conjunction with our consolidated financial statements and related notes for the three-year period ended December 31, 2016 included elsewhere in this Annual Report on Form 10-K. These historical financial statements may not be indicative of our future performance. Certain prior year amounts have been reclassified in the Company's consolidated financial statements and the related notes to conform to the current period presentation.
Introduction
We finance, invest in and develop real estate and real estate related projects as part of our fully-integrated investment platform. We have invested more than $35 billion over the past two decades and are structured as a REIT with a diversified portfolio focused on larger assets located in major metropolitan markets. Our primary business segments are real estate finance, net lease, operating properties and land and development.
Our real estate finance portfolio is comprised of senior and mezzanine real estate loans that may be either fixed-rate or variable-rate and are structured to meet the specific financing needs of borrowers. Our portfolio also includes preferred equity investments and senior and subordinated loans to business entities, particularly entities engaged in real estate or real estate related businesses, and may be either secured or unsecured. Our real estate finance portfolio includes whole loans, loan participations and debt securities.
Our net lease portfolio is primarily comprised of properties owned by us and leased to single creditworthy tenants where the properties are subject to long-term leases. Most of the leases provide for expenses at the facilities to be paid by the tenants on a triple net lease basis. The properties in this portfolio are diversified by property type and geographic location. In addition to net lease properties owned by us, we partnered with a sovereign wealth fund in 2014 to form a venture in which the partners would contribute equity to acquire and develop net lease assets.
Our operating properties portfolio is comprised of commercial and residential properties which represent a diverse pool of assets across a broad range of geographies and property types. We generally seek to reposition or redevelop our transitional properties with the objective of maximizing their value through the infusion of capital and/or intensive asset management efforts. The commercial properties within this portfolio include office, retail, hotel and other property types. The residential properties within this portfolio are generally luxury condominium projects located in major U.S. cities where our strategy is to sell individual units through retail distribution channels.
Our land and development portfolio is primarily comprised of land entitled for master planned communities as well as waterfront and urban infill land parcels located throughout the United States. Master planned communities represent large-scale residential projects that we will entitle, plan and/or develop and may sell through retail channels to home builders or in bulk. Waterfront parcels are generally entitled for residential projects and urban infill parcels are generally entitled for mixed-use projects. We may develop these properties ourself or sell to or partner with commercial real estate developers.
Executive Overview

2016 was a year of solid progress for iStar. We continued to invest in attractive investment opportunities in our real estate finance and net lease businesses while making significant progress in stabilizing and/or monetizing our commercial and residential operating properties. Our land portfolio continues to make significant progress with almost all of our land projects being re-entitled and sales and leasing efforts gaining momentum. Our investment activity has focused on new originations within our core business segments of real estate finance and net lease. In addition, we continue to make significant investments within our operating property and land and development portfolios in order to better position assets for sale and maximize value for our shareholders. Through strategic ventures, we have partnered with other providers of capital within our net lease segment and with developers with residential building expertise within our land and development segment. These partnerships have had a positive impact on our business, particularly in our land and development segment.
We have continued to strengthen our balance sheet through our financing activities. Access to the capital markets has allowed us to extend our debt maturity profile and remain primarily an unsecured borrower. In 2016, we repaid $926.4 million of maturing unsecured notes and issued $275.0 million of unsecured notes. In addition, we entered into a $500.0 million senior secured credit facility and used the proceeds to repay other secured debt. As of December 31, 2016, we had $328.7 million of cash, which we expect to use primarily to fund future investment activities, pay down debt and for general corporate purposes. In addition, we have additional borrowing capacity of $420.0 million bringing total available liquidity to $748.7 million at year end.

During the year ended December 31, 2016, three of our four business segments, including real estate finance, net lease and operating properties, contributed positively to our earnings. We continue to work on repositioning or redeveloping our transitional operating properties and progressing on the entitlement and development of our land and development assets in order to maximize their value. We intend to continue these efforts, with the objective of increasing the contribution of these assets to our earnings in the future. For the year ended December 31, 2016, we recorded net income allocable to common shareholders of $44.0 million, compared to a net loss of $52.7 million during the prior year. Adjusted income allocable to common shareholders for the year ended December 31, 2016 was $112.6 million, compared to $29.7 million during the prior year (see "Adjusted Income" for a reconciliation of adjusted income to net income).
Portfolio Overview

As of December 31, 2016, based on gross carrying values, our total investment portfolio has the following characteristics:

As of December 31, 2016, based on gross carrying values, our total investment portfolio has the following property/collateral type and geographic characteristics ($ in thousands)(1):

Property Type

Property/Collateral Types	Real Estate Finance	Net Lease	Operating Properties	Land & Development	Total	% of Total
Land and Development	$—	$—	$—	$1,036,855	$1,036,855	22.4%
Office / Industrial	168,213	771,541	122,484	—	1,062,238	22.9%
Hotel	333,114	136,080	107,534	—	576,728	12.5%
Entertainment / Leisure	—	490,200	—	—	490,200	10.6%
Condominium	380,851	—	82,487	—	463,338	10.0%
Mixed Use / Mixed Collateral	291,526	—	171,045	—	462,571	10.0%
Other Property Types	236,862	23,039	—	—	259,901	5.6%
Retail	63,173	57,348	124,850	—	245,371	5.3%
Strategic Investments	—	—	—	—	33,350	0.7%
Total	$1,473,739	$1,478,208	$608,400	$1,036,855	$4,630,552	100.0%
Geography

Geographic Region	Real Estate Finance	Net Lease	Operating Properties	Land & Development	Total	% of Total
Northeast	$790,113	$379,731	$47,322	$233,672	$1,450,838	31.3%
West	87,037	304,854	37,518	362,578	791,987	17.1%
Southeast	126,814	235,490	150,066	156,326	668,696	14.4%
Mid-Atlantic	168,213	153,084	53,774	218,982	594,053	12.8%
Southwest	77,378	183,920	239,297	28,393	528,988	11.4%
Central	150,829	79,411	65,869	31,500	327,609	7.1%
Various(2)	73,355	141,718	14,554	5,404	235,031	5.2%
Strategic Investments(2)	—	—	—	—	33,350	0.7%
Total	$1,473,739	$1,478,208	$608,400	$1,036,855	$4,630,552	100.0%
_______________________________________________________________________________
(1)Based on the carrying value of our total investment portfolio gross of accumulated depreciation and general loan loss reserves.
(2)Combined, strategic investments and the various category include $18.3 million of international assets.
Real Estate Finance

Our real estate finance business targets sophisticated and innovative owner/operators of real estate and real estate related projects by providing one-stop capabilities that encompass financing alternatives ranging from full envelope senior loans to mezzanine and preferred equity capital positions. As of December 31, 2016, our real estate finance portfolio totaled $1.5 billion, gross of general loan loss reserves. The portfolio included $1.2 billion of performing loans with a weighted average maturity of 2.1 years.

The tables below summarize our loans and the reserves for loan losses associated with our loans ($ in thousands):

	December 31, 2016
	Number	Gross Carrying Value	Reserve for Loan Losses	Carrying Value	% of Total	Reserve for Loan Losses as a % of Gross Carrying Value
Performing loans	35	$1,202,127	$(23,300)	$1,178,827	86.0%	1.9%
Non-performing loans	6	253,941	(62,245)	191,696	14.0%	24.5%
Total	41	$1,456,068	$(85,545)	$1,370,523	100.0%	5.9%

	December 31, 2015
	Number	Gross Carrying Value	Reserve for Loan Losses	Carrying Value	% of Total	Reserve for Loan Losses as a % of Gross Carrying Value
Performing loans	40	$1,515,369	$(36,000)	$1,479,369	96.1%	2.4%
Non-performing loans	6	132,492	(72,165)	60,327	3.9%	54.5%
Total	46	$1,647,861	$(108,165)	$1,539,696	100.0%	6.6%

Performing Loans—The table below summarizes our performing loans gross of reserves ($ in thousands):

	December 31, 2016	December 31, 2015
Senior mortgages	$854,805	$849,161
Corporate/Partnership loans	333,244	637,532
Subordinate mortgages	14,078	28,676
Total	$1,202,127	$1,515,369

Weighted average LTV	64%	67%
Yield	8.9%	8.8%

Non-Performing Loans—We designate loans as non-performing at such time as: (1) the loan becomes 90 days delinquent; (2) the loan has a maturity default; or (3) management determines it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan. All non-performing loans are placed on non-accrual status and income is only recognized in certain cases upon actual cash receipt. During the year ended December 31, 2016, the Company transferred a loan with a gross carrying value of $157.2 million to non-performing status. As of December 31, 2016, we had non-performing loans with an aggregate carrying value of $191.7 million compared to non-performing loans with an aggregate carrying value of $60.3 million as of December 31, 2015. We expect that our level of non-performing loans will fluctuate from period to period.

Reserve for Loan Losses—The reserve for loan losses was $85.5 million as of December 31, 2016, or 5.9% of total loans, compared to $108.2 million or 6.6% as of December 31, 2015. For the year ended December 31, 2016, the recovery of loan losses included recoveries of specific reserves of $13.7 million and a reduction in the general reserve of $12.7 million, partially offset by provisions on two non-performing loans of $13.9 million. We expect that our level of reserve for loan losses will fluctuate from period to period. Due to the volatility of the commercial real estate market, the process of estimating collateral values and reserves requires the use of significant judgment. We currently believe there is adequate collateral and reserves to support the carrying values of the loans.

The reserve for loan losses includes an asset-specific component and a formula-based component. An asset-specific reserve is established for an impaired loan when the estimated fair value of the loan's collateral less costs to sell is lower than the carrying value of the loan. As of December 31, 2016, asset-specific reserves decreased to $62.2 million compared to $72.2 million as of December 31, 2015, due primarily to the recovery of reserves on three previously impaired non-performing loans, the charge-off of a reserve when we acquired, via deed-in-lieu, title to a land asset that served as collateral for one of our loans, partially offset by provisions on new and existing non-performing loans.

The formula-based general reserve is derived from estimated principal default probabilities and loss severities applied to groups of performing loans based upon risk ratings assigned to loans with similar risk characteristics during our quarterly loan portfolio assessment. During this assessment, we perform a comprehensive analysis of our loan portfolio and assign risk ratings to loans that incorporate management's current judgments and future expectations about their credit quality based on all known and relevant factors that may affect collectability. We consider, among other things, payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. This methodology results in loans being segmented by risk classification into risk rating categories that are associated with estimated probabilities of default and principal loss. We estimate loss rates based on historical realized losses experienced within our portfolio and take into account current economic conditions affecting the commercial real estate market when establishing appropriate time frames to evaluate loss experience.

The general reserve decreased to $23.3 million or 1.9% of performing loans as of December 31, 2016, compared to $36.0 million or 2.4% of performing loans as of December 31, 2015. The decrease was primarily attributable to a loan being evaluated for asset-specific reserves as a result of being classified to non-performing status during 2016.

Net Lease

Our net lease business seeks to create stable cash flows through long-term net leases primarily to single tenants on our properties. We target mission-critical facilities leased on a long-term basis to tenants, offering structured solutions that combine our capabilities in underwriting, lease structuring, asset management and build-to-suit construction. We invest in new net lease investments primarily through our Net Lease Venture, in which we hold a 51.9% interest. The Net Lease Venture has a right of first offer on any new net lease investments that we source (refer to Note 7 in our consolidated financial statements for more information on our Net Lease Venture).

As of December 31, 2016, our net lease portfolio, including equity method investments, totaled $1.5 billion, gross of $307.4 million of accumulated depreciation. The table below provides certain statistics for our net lease portfolio.

	Net Lease Statistics
	December 31, 2016	December 31, 2015
Square feet (mm)(1)	17,214	17,807
Leased %(2)	98%	96%
Weighted average lease term (years)(3)	14.7	14.9
Yield(4)	8.3%	7.8%
______________________________________________________________

(1)	As of December 31, 2016 and 2015, includes 3,081 and 2,873 square feet at one of our equity method investments of which we own 51.9%.

(2)	Excluding equity method investments, our net lease portfolio was 98% and 96% leased, respectively, as of December 31, 2016 and 2015.

(3)	Excluding equity method investments, our weighted average lease term was 14.8 years and 14.7 years, respectively, as of December 31, 2016 and 2015.

(4)	Excludes equity method investments.

Operating Properties

As of December 31, 2016, our operating property portfolio, including equity method investments, totaled $608.4 million, gross of $46.2 million of accumulated depreciation, and was comprised of $525.9 million of commercial and $82.5 million of residential real estate properties.

Commercial Operating Properties

Our commercial operating properties represent a diverse pool of assets across a broad range of geographies and collateral types including office, retail and hotel properties. We generally seek to reposition our transitional properties with the objective of maximizing their values through the infusion of capital and/or intensive asset management efforts resulting in value realization upon sale.

The table below provides certain statistics for our commercial operating property portfolio.

Commercial Operating Property Statistics
($ in millions)
	Stabilized Operating(1)		Transitional Operating(1)		Total
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Gross carrying value ($mm)(2)	$337	$124	$189	$448	$526	$572
Occupancy(3)	86%	89%	54%	65%	74%	74%
Yield	8.5%	8.8%	1.5%	2.8%	5.5%	4.4%
______________________________________________________________

(1)
Stabilized commercial properties generally have occupancy levels above 80% and/or generate yields resulting in a sufficient return based upon the properties’ risk profiles. Transitional commercial properties are generally those properties that do not meet these criteria.

(2)	Gross carrying value represents carrying value gross of accumulated depreciation.

(3)	Occupancy is as of December 31, 2016 and 2015.

Residential Operating Properties

As of December 31, 2016, our residential operating portfolio was comprised of 48 condominium units generally located within luxury projects in major U.S. cities. The table below provides certain statistics for our residential operating property portfolio (excluding fractional units).

Residential Operating Property Statistics
($ in millions)
	For the Years Ended
	December 31, 2016	December 31, 2015
Condominium units sold	91	150
Proceeds	$96.2	$126.2
Income from sales of real estate	$26.1	$40.1

Land and Development

As of December 31, 2016, our land and development portfolio, including equity method investments, totaled $1.0 billion, with eight projects in production, nine in development and 14 in the pre-development phase. These projects are collectively entitled for approximately 15,000 lots and units. The following tables presents certain statistics for our land and development portfolio.

Land and Development Portfolio Rollforward
(in millions)
	Years Ended
	December 31, 2016	December 31, 2015
Beginning balance	$1,002.0	$979.0
Asset sales(1)	(68.9)	(65.2)
Asset transfers in (out)(2)	(90.7)	1.4
Capital expenditures	109.5	95.0
Other	(6.3)	(8.2)
Ending balance(3)	$945.6	$1,002.0
_______________________________________________________________________
(1)Represents gross carrying value of the assets sold, rather than proceeds received.
(2)Assets transferred into land and development segment or out to another segment.
(3)Excludes $84.8 million and $100.4 million, respectively, of equity method investments as of December 31, 2016 and 2015.

Land and Development Statistics
(in millions)
	Years Ended
	December 31, 2016	December 31, 2015
Land development revenue	$88.3	$100.2
Land development cost of sales	62.0	67.4
Land development revenue less cost of sales	$26.3	$32.8
Earnings from land development equity method investments	30.0	16.7
Income from sales of real estate(1)	8.8	—
Total	$65.1	$49.5
_______________________________________________________________________

(1)
During the year ended December 31, 2016, we sold a land and development asset to a newly formed unconsolidated entity in which we own a 50.0% equity interest and recognized a gain of $8.8 million, reflecting our share of the interest sold to a third party, which was recorded as "Income from sales of real estate" in our consolidated statement of operations.

Results of Operations for the Year Ended December 31, 2016 compared to the Year Ended December 31, 2015

	For the Years Ended December 31,
	2016	2015	$ Change	% Change
	(in thousands)
Operating lease income	$191,180	$211,207	$(20,027)	(9)%
Interest income	129,153	134,687	(5,534)	(4)%
Other income	46,514	49,924	(3,410)	(7)%
Land development revenue	88,340	100,216	(11,876)	(12)%
Total revenue	455,187	496,034	(40,847)	(8)%
Interest expense	221,398	224,639	(3,241)	(1)%
Real estate expenses	137,522	146,509	(8,987)	(6)%
Land development cost of sales	62,007	67,382	(5,375)	(8)%
Depreciation and amortization	51,660	62,045	(10,385)	(17)%
General and administrative	84,027	81,277	2,750	3%
(Recovery of) provision for loan losses	(12,514)	36,567	(49,081)	<(100%)
Impairment of assets	14,484	10,524	3,960	38%
Other expense	5,883	6,374	(491)	(8)%
Total costs and expenses	564,467	635,317	(70,850)	(11)%
Loss on early extinguishment of debt, net	(1,619)	(281)	(1,338)	>100%
Earnings from equity method investments	77,349	32,153	45,196	>100%
Income tax benefit (expense)	10,166	(7,639)	17,805	>100%
Income from discontinued operations	18,270	15,077	3,193	21%
Income from sales of real estate	105,296	93,816	11,480	12%
Net income (loss)	$100,182	$(6,157)	$106,339	<(100%)

Revenue—Operating lease income, which primarily includes income from net lease assets and commercial operating properties, decreased to $191.2 million in 2016 from $211.2 million in 2015.

Operating lease income from net lease assets decreased slightly to $126.2 million in 2016 from $133.0 million in 2015. The decrease was primarily due to the sale of net lease assets in 2015 and 2016 partially offset by the execution of new leases. Operating lease income for same store net lease assets, defined as net lease assets we owned on or prior to January 1, 2015 and were in service through December 31, 2016, increased to $120.9 million in 2016 from $118.1 million in 2015 due primarily to an increase in rent per occupied square foot, which was $10.25 for 2016 and $9.99 for 2015, partially offset by a slight decrease in the occupancy rate, which was 97.7% as of December 31, 2016 and 97.9% as of December 31, 2015.

Operating lease income from operating properties decreased to $64.6 million in 2016 from $77.5 million in 2015. The decrease was primarily due to commercial operating property sales in 2015 and 2016, partially offset by the execution of new leases. Operating lease income from same store commercial operating properties, defined as commercial operating properties, excluding hotels, we owned on or prior to January 1, 2015 and were in service through December 31, 2016, increased to $45.2 million in 2016 from $42.1 million in 2015 due primarily to an increase in rent per occupied square foot for same store commercial operating properties, which increased to $24.62 in 2016 from $22.92 in 2015. The increase in rent per occupied square foot was partially offset by a decrease in occupancy rates, which decreased to 70.2% as of December 31, 2016 from 71.5% as of December 31, 2015. Ancillary operating lease income from land and development assets decreased to $0.4 million in 2016 from $0.8 million in 2015.

Interest income decreased to $129.2 million in 2016 from $134.7 million in 2015. The decrease in interest income was due primarily to a decrease in the average balance of our performing loans to $1.40 billion for 2016 from $1.52 billion for 2015. The weighted average yield of our performing loans increased to 8.9% for 2016 from 8.8% for 2015.

Other income decreased to $46.5 million in 2016 from $49.9 million in 2015. The decrease in 2016 was primarily due to a financing commitment termination fee, lease termination fees and a guarantor settlement on an operating property recognized in 2015, partially offset by an increase in hotel income in 2016.
Land development revenue and cost of sales—In 2016, we sold residential lots, units and parcels for proceeds of $88.3 million which had associated cost of sales of $62.0 million. In 2015, we sold residential lots and units for proceeds of $100.2 million which had associated cost of sales of $67.4 million. The decrease in 2016 from 2015 was primarily due to the bulk sale of two land parcels in 2015.
Costs and expenses—Interest expense decreased to $221.4 million in 2016 from $224.6 million in 2015. The decrease in interest expense was due to a lower average outstanding debt balance, partially offset by a higher weighted average cost of debt. The average outstanding balance of our debt decreased to $4.00 billion for 2016 from $4.18 billion for 2015. Our weighted average cost of debt increased to 5.6% for 2016 from 5.4% for 2015.
Real estate expenses decreased to $137.5 million in 2016 from $146.5 million in 2015. The decrease was due primarily to a decline in expenses for commercial operating properties to $73.6 million in 2016 from $81.7 million in 2015 due primarily to the sale of operating properties in 2016 and 2015. Expenses associated with residential units decreased to $8.8 million in 2016 from $14.2 million in 2015 due to unit sales. Expenses for same store commercial operating properties, excluding hotels, increased slightly to $30.2 million in 2016 from $29.6 million in 2015. Expenses for net lease assets decreased to $18.2 million in 2016 from $21.6 million in 2015. This decrease was primarily due to asset sales during 2015 and 2016. Expenses for same store net lease assets decreased to $16.3 million in 2016 from $16.8 million for 2015. Carry costs and other expenses on our land and development assets increased to $37.0 million in 2016 from $29.0 million in 2015, primarily related to an increase in costs incurred on certain land and development projects prior to development and an increase in marketing costs.
Depreciation and amortization decreased to $51.7 million in 2016 from $62.0 million for the same period in 2015. The decrease was primarily due to the sale of net lease assets and commercial operating properties in 2015 and 2016.
General and administrative expenses increased to $84.0 million in 2016 from $81.3 million in 2015. The increase was primarily due to an increase in payroll related costs.
Net recovery of loan losses was $12.5 million in 2016 as compared to a net provision for loan losses of $36.6 million in 2015. Included in the net recovery for 2016 were recoveries of specific reserves of $13.7 million and a decrease in the general reserve of $12.7 million, partially offset by new specific reserves of $13.9 million. Included in the net provision for 2015 were provisions for specific reserves of $34.1 million due primarily to one new nonperforming loan and an increase in the general reserve of $2.5 million due primarily to new investment originations.
In 2016, we recorded impairments of $14.5 million comprised of $3.8 million on a land asset resulting from a change in business strategy, $5.8 million on residential operating properties resulting from unfavorable local market conditions and $4.9 million on the sale of net lease assets. In 2015, we recorded impairments on real estate assets totaling $10.5 million resulting from a change in business strategy on one land and development asset and two commercial operating properties and unfavorable local market conditions for one residential property.
Other expense decreased to $5.9 million in 2016 from $6.4 million in 2015. The decrease was primarily the result of costs recognized in 2015 due to a decrease in the fair value of an interest rate cap that was not designated as a cash flow hedge, partially offset by third party expenses incurred in 2016 in connection with the refinancing of our 2012 Secured Tranche A-2 Facility with our 2016 Senior Secured Credit Facility (see "Liquidity and Capital Resources").
Loss on early extinguishment of debt, net—In 2016 and 2015, we incurred losses on early extinguishment of debt of $1.6 million and $0.3 million, respectively. In 2016, we incurred losses on early extinguishment of debt resulting from repayments of our 2012 Secured Tranche A-2 Facility and unsecured notes prior to maturity. In 2015, net losses on the early extinguishment of debt related to accelerated amortization of discounts and fees in connection with amortization payments of our 2012 Secured Tranche A-2 Facility.

Earnings from equity method investments—Earnings from equity method investments increased to $77.3 million in 2016 from $32.2 million in 2015. In 2016, we recognized $33.2 million primarily from the sale of an equity method investment in a commercial operating property, we recognized $11.6 million of earnings primarily from the non-callable distribution of non-recourse financing proceeds in excess of our carrying value at one of our land equity method investments, $22.1 million related to sales activity on a land development venture, $3.6 million related to leasing operations at our Net Lease Venture and $6.8 million was aggregate income from our remaining equity method investments. In 2015, we recognized $23.6 million related to sales activity on a land development venture, $5.2 million related to leasing operations at our Net Lease Venture and an aggregate $3.4 million in earnings from our remaining equity method investments.

Income tax (expense) benefit—Income taxes are primarily generated by assets held in our TRS. An income tax benefit of
$10.2 million was recorded in 2016 and a $7.6 million income tax expense was recorded in 2015. The income tax benefit for 2016 primarily related to taxable losses generated from sales of certain TRS properties. The income tax expense for 2015 primarily related to taxable income generated from the sales of certain TRS properties. In each period, different TRS properties were sold, each with a unique tax basis and sales value. The benefit, therefore, recognized in the current period differs from the expense incurred during the same period in the previous year.

Income from discontinued operations—In April 2017, two institutional investors acquired a controlling interest in our ground lease business through the merger of one of our subsidiaries and related transactions. Income from discontinued operations represents the operating results from the properties comprising our ground lease business.

Income from sales of real estate—Income from sales of real estate increased to $105.3 million in 2016 from $93.8 million in 2015. In 2016, we sold commercial operating properties resulting in gains of $49.3 million. In 2015, we sold a commercial operating property for $68.5 million to a newly formed unconsolidated entity in which we own a 50% equity interest and recognized a gain on sale of $13.6 million, reflecting our share of the interest sold. In 2016 and 2015, we sold residential condominiums that resulted in income of $26.1 million and $40.1 million, respectively. The decrease was due primarily to our decreasing inventory of residential condominiums. In 2016 and 2015, we sold net lease assets resulting in gains of $21.1 million and $40.1 million, respectively. In 2016, we sold a land and development asset to a newly formed unconsolidated entity in which we own a 50.0% equity interest and recognized a gain on sale of $8.8 million, reflecting our share of the interest sold.

Results of Operations for the Year Ended December 31, 2015 compared to the Year Ended December 31, 2014

	For the Years Ended December 31,
	2015	2014	$ Change	% Change
	(in thousands)
Operating lease income	$211,207	$229,672	$(18,465)	(8)%
Interest income	134,687	122,704	11,983	10%
Other income	49,924	77,583	(27,659)	(36)%
Land development revenue	100,216	15,191	85,025	>100%
Total revenue	496,034	445,150	50,884	11%
Interest expense	224,639	224,483	156	—%
Real estate expenses	146,509	162,829	(16,320)	(10)%
Land development cost of sales	67,382	12,840	54,542	>100%
Depreciation and amortization	62,045	70,375	(8,330)	(12)%
General and administrative	81,277	88,287	(7,010)	(8)%
Provision for (recovery of) loan losses	36,567	(1,714)	38,281	<(100%)
Impairment of assets	10,524	34,634	(24,110)	(70)%
Other expense	6,374	6,340	34	1%
Total costs and expenses	635,317	598,074	37,243	6%
Loss on early extinguishment of debt, net	(281)	(25,369)	25,088	(99)%
Earnings from equity method investments	32,153	94,905	(62,752)	(66)%
Income tax expense	(7,639)	(3,912)	(3,727)	95%
Income from discontinued operations	15,077	13,122	1,955	15%
Income from sales of real estate	93,816	89,943	3,873	4%
Net income (loss)	$(6,157)	$15,765	$(21,922)	<(100%)

Revenue—Operating lease income, which primarily includes income from net lease assets and commercial operating properties, decreased to $211.2 million in 2015 from $229.7 million in 2014.

Operating lease income from net lease assets decreased to $133.0 million in 2015 from $138.5 million in 2014. The decrease in operating lease income was driven primarily by a decrease related to asset sales offset by an increase in operating lease income from same store net lease assets. Operating lease income for same store net lease assets, defined as net lease assets we owned on or prior to January 1, 2014 and were in service through December 31, 2015, increased to $125.7 million in 2015 from $124.2 million in 2014 due primarily to an increase in rent per occupied square foot, which was $10.11 for 2015 and $9.91 for 2014, partially offset by a decrease in the occupancy rate, which was 93.4% as of December 31, 2015 and 94.3% as of December 31, 2014.

Operating lease income from operating properties decreased to $77.5 million in 2015 from $90.3 million in 2014. This decrease was primarily due to the sale of a leasehold interest in an operating property and other asset sales, partially offset by additional income in 2015 for three commercial operating properties acquired in 2014 and an increase in leasing activity at other properties. Operating lease income for same store commercial operating properties, defined as commercial operating properties, excluding hotels, we owned on or prior to January 1, 2014 and were in service through December 31, 2015, increased to $60.7 million in 2015 from $56.8 million in 2014 due primarily to an increase in occupancy rates, which increased to 74.7% as of December 31, 2015 from 68.2% as of December 31, 2014. The increase was partially offset by a decline in rent per occupied square foot for same store commercial operating properties, which was $21.64 for 2015 and $23.01 for 2014. Ancillary operating lease income from land and development assets was $0.8 million in 2015 and 2014.

Interest income increased to $134.7 million in 2015 from $122.7 million in 2014 due primarily to an increase in the size of the loan portfolio, partially offset by $6.3 million of income recognized in 2014 from the acquisition and repayment of a loan. New investment originations and additional fundings on existing loans raised our average balance of performing loans to $1.52 billion for 2015 from $1.27 billion for 2014. The weighted average yield of our performing loans decreased to 8.8% for 2015 from

9.1% for 2014, excluding $6.3 million of income recognized from the acquisition and repayment of a loan, due primarily to lower interest rates on loan originations in 2015 and payoffs of loans with higher interest rates.
Other income decreased to $49.9 million in 2015 from $77.6 million in 2014. The decrease in 2015 was due to gains on sales of non-performing loans of $19.1 million and income related to a lease modification fee of $5.3 million recognized in 2014. The decrease was partially offset by a $5.5 million financing commitment termination fee recognized in 2015.
Land development revenue and cost of sales—In 2015, we sold residential lots, units and parcels for proceeds of $100.2 million which had associated cost of sales of $67.4 million. In 2014, we sold residential lots and units for proceeds of $15.2 million which had associated cost of sales of $12.8 million. The increase in 2015 from 2014 was primarily due to the progression of our land and development projects in 2015, including the sale of two land parcels for land development revenue of $62.8 million resulting in a gross margin of $24.2 million.
Costs and expenses—Interest expense remained constant at $224.6 million in 2015 from $224.5 million in 2014. This was due to a higher average outstanding debt balance offset by a lower weighted average cost of debt. The average outstanding balance of our debt increased to $4.18 billion for 2015 from $4.08 billion for 2014. Our weighted average cost of debt decreased to 5.4% for 2015 from 5.5% for 2014.
Real estate expenses decreased to $146.5 million in 2015 from $162.8 million in 2014. The decrease was primarily related to expenses associated with residential units, which decreased to $14.2 million in 2015 from $25.6 million in 2014 due to unit sales. The decrease was also related to a decline in expenses for commercial operating properties to $81.7 million in 2015 from $87.9 million in 2014 which was primarily due to the sale of operating properties in 2015 and late 2014. Expenses for same store commercial operating properties, excluding hotels, increased slightly to $39.7 million from $39.2 million in 2015. Expenses for net lease assets decreased to $21.6 million in 2015 from $22.4 million in 2014. This decrease was primarily due to asset sales during 2014. Expenses for same store net lease assets increased to $20.0 million in 2015 from $19.4 million for 2014. Carry costs and other expenses on our land and development assets increased to $29.0 million in 2015 from $26.9 million in 2014, primarily related to an increase in costs incurred on certain land and development projects prior to development and an increase in marketing costs.
Depreciation and amortization decreased to $62.0 million during the year ended December 31, 2015 from $70.4 million for the same period in 2014. The decrease was primarily due to the sale of a leasehold interest in an operating property and other asset sales in 2015 and accelerated depreciation related to terminated leases during 2014.
General and administrative expenses decreased to $81.3 million in 2015 from $88.3 million in 2015, primarily due to a decrease in compensation related costs pertaining to annual performance based bonuses.
Net provision for loan losses was $36.6 million in 2015 as compared to a net recovery of loan losses of $1.7 million in 2014. Included in the net provision for 2015 were provisions for specific reserves of $34.1 million due primarily to one new non-performing loan and an increase in the general reserve of $2.5 million due primarily to new investment originations. Included in the net recovery for 2014 were recoveries of previously recorded loan loss reserves of $10.1 million, provisions for specific reserves of $4.1 million and an increase of $4.3 million in the general reserve due primarily to new investment originations.
In 2015, we recorded impairments on real estate assets totaling $10.5 million resulting from a change in business strategy on one land and development asset and two commercial operating properties and unfavorable local market conditions for one residential property. In 2014, we recorded impairments on real estate assets totaling $34.6 million resulting from changes in business strategies for one residential property and one land and development asset, continued unfavorable local market conditions at two real estate properties and the sale of net lease assets.

Loss on early extinguishment of debt, net—In 2015 and 2014, we incurred losses on early extinguishment of debt of $0.3 million and $25.4 million, respectively. In 2015, net losses on the early extinguishment of debt related to accelerated amortization of discounts and fees in connection with amortization payments of our 2012 Secured Credit Facilities. In 2014, together with cash on hand, net proceeds from the 2014 issuances of our 4.00% senior unsecured notes due November 2017 and our 5.00% senior unsecured notes due July 2019 were used to fully repay and terminate our secured credit facility entered into in February 2013. As a result, in 2014, we expensed $22.8 million relating to accelerated amortization of discount and fees associated with the payoff of that secured credit facility. We also recorded $2.6 million of losses in 2014 related to the accelerated amortization of discounts and fees in connection with amortization payments that we made on our secured credit facilities.

Earnings from equity method investments—Earnings from equity method investments decreased to $32.2 million in 2015 from $94.9 million in 2014. In 2015, we recognized $23.6 million related to sales activity on a land development venture, $5.2 million related to leasing operations at our Net Lease Venture and an aggregate $3.4 million in earnings from our remaining equity method investments. In 2014, we recognized $56.8 million of income resulting from asset sales by two of our equity method investees and a legal settlement received by one of the investees. We also recognized $14.7 million of earnings related to sales activity on a land and development venture, $9.0 million of income related to carried interest from a previously held strategic investment and an aggregate $14.4 million related to earnings from our remaining equity method investments.

Income tax (expense) benefit—Income taxes are primarily generated by assets held in our TRS. Income tax expense increased to $7.6 million in 2015 from $3.9 million in 2014. The increase in current income tax expense relates primarily to taxable income generated by the sales of TRS properties.

Income from discontinued operations—In April 2017, two institutional investors acquired a controlling interest in our ground lease business through the merger of one of our subsidiaries and related transactions. Income from discontinued operations represents the operating results from the properties comprising our ground lease business.

Income from sales of real estate—Income from sales of real estate increased to $93.8 million in 2015 from $89.9 million in 2014. In 2015, we sold 12 net lease assets resulting in gains of $40.1 million. We also sold a commercial operating property for $68.5 million to a newly formed unconsolidated entity in which we own a 50% equity interest and recognized a gain on sale of $13.6 million, reflecting our share of the interest sold. In 2015 and 2014, we sold residential condominiums that resulted in income of $40.1 million and $79.1 million, respectively. In 2014, we sold net lease assets with a carrying value of $8.0 million resulting in a gain of $6.2 million and a commercial operating property with a carrying value of $29.4 million resulting in a gain of $4.6 million.

Adjusted Income

In addition to net income (loss) prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP"), we use adjusted income, a non-GAAP financial measure, to measure our operating performance. Adjusted income is used internally as a supplemental performance measure adjusting for certain non-cash GAAP measures to give management a view of income more directly derived from current period activity. Until the second quarter 2016, adjusted income was calculated as net income (loss) allocable to common shareholders, prior to the effect of depreciation and amortization, provision for (recovery of) loan losses, impairment of assets, stock-based compensation expense, and the non-cash portion of gain (loss) on early extinguishment of debt. Effective in the second quarter 2016, we modified our presentation of adjusted income to reflect the effect of gains or losses on charge-offs and dispositions on carrying value gross of loan loss reserves and impairments ("Adjusted Income").

Adjusted Income should be examined in conjunction with net income (loss) as shown in our consolidated statements of operations. Adjusted Income should not be considered as an alternative to net income (loss) (determined in accordance with GAAP), or to cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, nor is Adjusted Income indicative of funds available to fund our cash needs or available for distribution to shareholders. Rather, Adjusted Income is an additional measure we use to analyze our business performance because it excludes the effects of certain non-cash charges that we believe are not necessarily indicative of our operating performance while including the effect of gains or losses on investments when realized. It should be noted that our manner of calculating Adjusted Income may differ from the calculations of similarly-titled measures by other companies.

	For the Years Ended December 31,
	2016	2015
Adjusted Income
Net income (loss) allocable to common shareholders	$43,972	$(52,675)
Add: Depreciation and amortization(1)	64,447	72,132
Add/Less: (Recovery of) provision for loan losses	(12,514)	36,567
Add: Impairment of assets(2)	18,999	18,509
Add: Stock-based compensation expense	10,889	12,013
Add: Loss on early extinguishment of debt, net	1,619	281
Less: Losses on charge-offs and dispositions(3)	(14,827)	(55,437)
Less: HPU/Participating Security allocation	(23)	(1,706)
Adjusted income allocable to common shareholders(4)	$112,562	$29,684
_______________________________________________________________________________

(1)
Depreciation and amortization also includes our proportionate share of depreciation and amortization expense for equity method investments and excludes the portion of depreciation and amortization expense allocable to noncontrolling interests.

(2)
For the year ended December 31, 2016, impairment of assets includes impairments on equity method investments recorded in "Earnings from equity method investments" in our consolidated statements of operations. For the year ended December 31, 2015, impairment of assets includes impairments on cost and equity method investments recorded in "Other income" and "Earnings from equity method investments," respectively, in our consolidated statements of operations.

(3)
Represents the impact of charge-offs and dispositions realized during the period. These charge-offs and dispositions were on assets that were previously impaired for GAAP and reflected in net income but not in Adjusted Income.

(4)	For the year ended December 31, 2015, Adjusted Income under the previous presentation was $84.0 million.

Liquidity and Capital Resources

As of December 31, 2016, we had unrestricted cash of $328.7 million. During the year ended December 31, 2016, we committed to new investments totaling $691.8 million and invested $767.3 million in new investments, prior financing commitments and ongoing development. Total investments included $474.0 million in real estate finance, $135.9 million to develop our land and development assets, $69.9 million of capital to reposition or redevelop our operating properties, $86.9 million to invest in net lease assets and $0.6 million in other investments. Also during the year ended December 31, 2016, we generated $1.3 billion from loan repayments and asset sales within our portfolio, comprised of $614.2 million from real estate finance, $377.2 million from operating properties, $123.4 million from net lease assets, $134.8 million from land and development assets and $32.1 million from other investments. These amounts are inclusive of fundings and proceeds from both consolidated investments and our pro rata share from equity method investments.

The following table outlines our capital expenditures on real estate and land and development assets as reflected in our consolidated statements of cash flows for the years ended December 31, 2016 and 2015, by segment ($ in thousands):

	For the Years Ended December 31,
	2016	2015
Operating Properties	$65,934	$74,540
Net Lease	3,876	6,985
Total capital expenditures on real estate assets	$69,810	$81,525

Land and Development	$103,806	$88,219
Total capital expenditures on land and development assets	$103,806	$88,219
Our primary cash uses over the next 12 months are expected to be repayments of debt, funding of investments, capital expenditures and funding ongoing business operations. Over the next 12 months, we currently expect to fund in the range of approximately $150 million to $200 million of capital expenditures within our portfolio. The majority of these amounts relate to our land and development and operating properties business segments and include multifamily and residential development activities which are expected to include approximately $80 million in vertical construction. The amount spent will depend on the pace of our development activities as well as the extent to which we strategically partner with others to complete these projects. As of December 31, 2016, we also had approximately $452 million of maximum unfunded commitments associated with our investments of which we expect to fund the majority of over the next two years, assuming borrowers and tenants meet all milestones and performance hurdles and all other conditions to fundings are met. See "Unfunded Commitments" below. Our capital sources to meet cash uses through the next 12 months and beyond will primarily be expected to include capital raised through debt and/or equity capital raising transactions, cash on hand, income from our portfolio, loan repayments from borrowers, proceeds from asset sales and sales of interests in business lines.
We cannot predict with certainty the specific transactions we will undertake to generate sufficient liquidity to meet our obligations as they come due. We will adjust our plans as appropriate in response to changes in our expectations and changes in market conditions. While economic trends have stabilized, it is not possible for us to predict whether these trends will continue or to quantify the impact of these or other trends on our financial results.
During the year ended December 31, 2016, we repaid in full the $339.7 million 2012 Secured Tranche A-2 Facility, the $265.0 million principal amount of senior unsecured notes due July 2016, the $261.4 million principal amount of senior unsecured notes due March 2016, the $200.0 million principal amount of 1.5% senior unsecured convertible notes due November 2016 and the $200.0 million principal amount of 3.0% senior unsecured convertible notes due November 2016 by repaying $190.4 million principal amount with available cash and issuing 0.8 million shares of common stock on the conversion of $9.6 million principal amount of the notes. We have other debt maturities of $924.7 million due before December 31, 2017.

Contractual Obligations—The following table outlines the contractual obligations related to our long-term debt obligations, loan participations payable and operating lease obligations as of December 31, 2016 (see Item 8—"Financial Statements and Supplemental Data—Note 10").

	Amounts Due By Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	5 - 10 Years	After 10 Years
	(in thousands)
Long-Term Debt Obligations:
Unsecured notes	$2,569,722	$924,722	$1,370,000	$275,000	$—	$—
Secured credit facilities	498,648	4,968	9,788	483,892	—	—
Mortgages	249,987	10,378	50,574	118,012	59,276	11,747
Trust preferred securities	100,000	—	—	—	—	100,000
Total principal maturities	3,418,357	940,068	1,430,362	876,904	59,276	111,747
Interest Payable(1)	509,676	178,555	220,389	70,104	17,626	23,002
Loan Participations Payable(2)	160,251	—	157,424	2,827	—	—
Operating Lease Obligations	22,594	5,463	8,244	5,135	3,752	—
Total	$4,110,878	$1,124,086	$1,816,419	$954,970	$80,654	$134,749
_______________________________________________________________________________

(1)	Variable-rate debt assumes 1-month LIBOR of 0.77% and 3-month LIBOR of 0.89% that were in effect as of December 31, 2016.

(2)	Refer to Note 9 to the consolidated financial statements.

2016 Senior Secured Credit Facility—In June 2016, we entered into a senior secured credit facility of $450.0 million (the "2016 Senior Secured Credit Facility"). In August 2016, we upsized the facility to $500.0 million. The initial $450.0 million of the 2016 Senior Secured Credit Facility was issued at 99% of par and the upsize was issued at par. The 2016 Senior Secured Credit Facility bears interest at a floating rate of LIBOR plus 4.50% with a 1.00% LIBOR floor. Subsequent to December 31, 2016, we repriced the 2016 Senior Secured Credit Facility to LIBOR plus 3.75% with a 1.00% LIBOR floor. The 2016 Senior Secured Credit Facility is collateralized 1.25x by a first lien on a fixed pool of assets. Proceeds from principal repayments and sales of collateral are applied to amortize the 2016 Senior Secured Credit Facility. Proceeds received for interest, rent, lease payments and fee income are retained by us. We may also make optional prepayments, subject to prepayment fees, and are required to repay 0.25% of the principal amount outstanding on the first business day of each quarter beginning on October 3, 2016. Proceeds from the 2016 Senior Secured Credit Facility, together with cash on hand, were primarily used to repay in full the remaining $323.2 million 2012 Secured Tranche A-2 Facility and repay the $245.0 million balance outstanding on the 2015 Secured Revolving Credit Facility (as defined below).

2016 Secured Term Loan—In December 2016, we arranged a $170.0 million delayed draw secured term loan (the "2016 Secured Term Loan"). The 2016 Secured Term Loan bears interest at a rate of LIBOR + 1.50%. As of December 31, 2016, we had not yet drawn on the 2016 Secured Term Loan.

2015 Secured Revolving Credit Facility—On March 27, 2015, we entered into our 2015 Secured Revolving Credit Facility. Borrowings under this credit facility bear interest at a floating rate indexed to one of several base rates plus a margin which adjusts upward or downward based upon our corporate credit rating. An undrawn credit facility commitment fee ranges from 0.375% to 0.50%, based on average utilization each quarter. During the year ended December 31, 2016, the weighted average cost of the credit facility was 3.19%. Commitments under the revolving facility mature in March 2018. At maturity, we may convert outstanding borrowings to a one year term loan which matures in quarterly installments through March 2019. As of December 31, 2016, we had $250.0 million of borrowing capacity available under the 2015 Secured Revolving Credit Facility.

Unsecured Notes—In March 2016, we repaid our $261.4 million principal amount of 5.875% senior unsecured notes at maturity using available cash. In addition, we issued $275.0 million principal amount of 6.50% senior unsecured notes due July 2021. Proceeds from the offering were primarily used to repay in full the $265.0 million principal amount of senior unsecured notes due July 2016 and repay $5.0 million of the 2015 Secured Revolving Credit Facility. In addition, we retired our $200.0 million principal amount of 3.0% senior unsecured convertible notes due November 2016 with available cash after the conversion of $9.6 million principal amount into 0.8 million shares of our common stock. We also retired our $200.0 million principal amount of 1.50% senior unsecured convertible notes due November 2016 using available cash. During the year ended December 31, 2016, repayments of unsecured notes prior to maturity resulted in losses on early extinguishment of debt of $0.4 million. This amount is included in "Loss on early extinguishment of debt, net" in our consolidated statements of operations.

Encumbered/Unencumbered Assets—As of December 31, 2016 and 2015, the carrying value of our encumbered and unencumbered assets by asset type are as follows ($ in thousands):

	As of December 31,
	2016		2015
	Encumbered Assets	Unencumbered Assets	Encumbered Assets	Unencumbered Assets
Real estate, net	$881,212	$506,062	$723,710	$767,065
Real estate available and held for sale	—	237,531	103,604	182,511
Land and development, net	35,165	910,400	17,714	984,249
Loans receivable and other lending investments, net(1)(2)	172,581	1,142,050	170,162	1,314,823
Other investments	—	214,406	22,352	231,820
Cash and other assets	—	590,299	—	962,782
Total	$1,088,958	$3,600,748	$1,037,542	$4,443,250
___________________________________________________________

(1)	As of December 31, 2016 and 2015, the amounts presented exclude general reserves for loan losses of $23.3 million and $36.0 million, respectively.

(2)	As of December 31, 2016 and 2015, the amounts presented exclude loan participations of $159.1 million and $153.0 million, respectively.

Debt Covenants
Our outstanding unsecured debt securities contain corporate level covenants that include a covenant to maintain a ratio of unencumbered assets to unsecured indebtedness of at least 1.2x and a covenant not to incur additional indebtedness (except for incurrences of permitted debt), if on a pro forma basis, our consolidated fixed charge coverage ratio, determined in accordance with the indentures governing our debt securities, is 1.5x or lower. If any of our covenants are breached and not cured within applicable cure periods, the breach could result in acceleration of our debt securities unless a waiver or modification is agreed upon with the requisite percentage of the bondholders. If our ability to incur additional indebtedness under the fixed charge coverage ratio is limited, we are permitted to incur indebtedness for the purpose of refinancing existing indebtedness and for other permitted purposes under the indentures.

The 2016 Senior Secured Credit Facility and the 2015 Secured Revolving Credit Facility contain certain covenants, including covenants relating to collateral coverage, dividend payments, restrictions on fundamental changes, transactions with affiliates, matters relating to the liens granted to the lenders and the delivery of information to the lenders. In particular, the 2016 Senior Secured Credit Facility requires us to maintain collateral coverage of at least 1.25x outstanding borrowings on the facility. The 2015 Secured Revolving Credit Facility is secured by a borrowing base of assets and requires us to maintain both collateral coverage of at least 1.5x outstanding borrowings on the facility and a consolidated ratio of cash flow to fixed charges of at least 1.5x. The 2015 Secured Revolving Credit Facility does not require that proceeds from the borrowing base be used to pay down outstanding borrowings provided the collateral coverage remains at least 1.5x outstanding borrowings on the facility. To satisfy this covenant, we have the option to pay down outstanding borrowings or substitute assets in the borrowing base. In addition, for so long as we maintain our qualification as a REIT, the 2016 Senior Secured Credit Facility and the 2015 Secured Revolving Credit Facility permit us to distribute 100% of our REIT taxable income on an annual basis (prior to deducting certain cumulative NOL carryforwards).

Derivatives—Our use of derivative financial instruments is primarily limited to the utilization of interest rate swaps, interest rate caps or other instruments to manage interest rate risk exposure and foreign exchange contracts to manage our risk to changes in foreign currencies. See Item 8—"Financial Statements and Supplemental Data—Note 12" for further details.

Off-Balance Sheet Arrangements—We are not dependent on the use of any off-balance sheet financing arrangements for liquidity. We have made investments in various unconsolidated ventures. See Item 8—"Financial Statements and Supplemental Data—Note 7" for further details of our unconsolidated investments. Our maximum exposure to loss from these investments is limited to the carrying value of our investments and any unfunded commitments (see below).

Unfunded Commitments—We generally fund construction and development loans and build-outs of space in net lease assets over a period of time if and when the borrowers and tenants meet established milestones and other performance criteria. We refer to these arrangements as Performance-Based Commitments. In addition, we sometimes establish a maximum amount of additional funding which we will make available to a borrower or tenant for an expansion or addition to a project if we approve of the expansion or addition in our sole discretion. We refer to these arrangements as Discretionary Fundings. Finally, we have committed to invest capital in several real estate funds and other ventures. These arrangements are referred to as Strategic Investments. As of December 31, 2016, the maximum amounts of the fundings we may make under each category, assuming all performance hurdles and milestones are met under the Performance-Based Commitments, that we approve all Discretionary Fundings and that 100% of our capital committed to Strategic Investments is drawn down, are as follows (in thousands):

	Loans and Other Lending Investments(1)	Real Estate	Other Investments	Total
Performance-Based Commitments	$366,287	$14,616	$25,574	$406,477
Strategic Investments	—	—	45,540	45,540
Total(2)	$366,287	$14,616	$71,114	$452,017
_______________________________________________________________________________

(1)	Excludes $158.7 million of commitments on loan participations sold that are not our obligation.

(2)	We did not have any Discretionary Fundings as of December 31, 2016.

Stock Repurchase Program—In February 2016, after having substantially utilized the remaining availability previously authorized, our Board of Directors authorized a new $50.0 million stock repurchase program. After having substantially utilized the availability authorized in February 2016, our Board of Directors authorized an increase to the stock repurchase program to $50.0 million, effective August 4, 2016. The program authorizes the repurchase of common stock from time to time in open market and privately negotiated purchases, including pursuant to one or more trading plans. During the year ended December 31, 2016, we repurchased 10.2 million shares of our common stock for $98.4 million, at an average cost of $9.67 per share. During the year ended December 31, 2015, we repurchased 5.7 million shares of our common stock for $70.4 million, at an average cost of $12.25 per share. As of December 31, 2016, we had remaining authorization to repurchase up to $50.0 million of common stock under our stock repurchase program.
HPU Repurchase—In August 2015, we repurchased and retired all of our outstanding 14,888 HPUs, representing 2.8 million common stock equivalents. We repurchased these HPUs at fair value from current and former employees through an arms-length exchange offer. HPU holders could have elected to receive $9.30 in cash or 0.7 shares of iStar common stock, or a combination thereof, per common stock equivalent underlying the HPUs. Approximately 37% of the outstanding HPUs were exchanged for $9.8 million in cash and approximately 63% of the outstanding HPUs were exchanged for 1.2 million shares of our common stock with a fair value of $15.2 million, representing the number of shares issued at the closing price of our common stock on August 13, 2015. The transaction value in excess of the HPUs carrying value of $9.8 million was recorded as a reduction to retained earnings (deficit) in our consolidated statements of changes in equity.
Critical Accounting Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and judgments in certain circumstances that affect amounts reported as assets, liabilities, revenues and expenses. We have established detailed policies and control procedures intended to ensure that valuation methods, including any judgments made as part of such methods, are well controlled, reviewed and applied consistently from period to period. We base our estimates on historical corporate and industry experience and various other assumptions that we believe to be appropriate under the circumstances. For all of these estimates, we caution that future events rarely develop exactly as forecasted, and, therefore, routinely require adjustment.
During 2016, management reviewed and evaluated these critical accounting estimates and believes they are appropriate. Our significant accounting policies are described in Item 8—"Financial Statements and Supplemental Data—Note 3." The following is a summary of accounting policies that require more significant management estimates and judgments:
Reserve for loan losses—The reserve for loan losses reflects management's estimate of loan losses inherent in the loan portfolio as of the balance sheet date. If we determine that the collateral fair value less costs to sell is less than the carrying value of a collateral-dependent loan, we will record a reserve. The reserve is increased (decreased) through "Provision for (recovery of) loan losses" in our consolidated statements of operations and is decreased by charge-offs. During delinquency and the foreclosure process, there are typically numerous points of negotiation with the borrower as we work toward a settlement or other alternative resolution, which can impact the potential for loan repayment or receipt of collateral. Our policy is to charge off a loan when we determine, based on a variety of factors, that all commercially reasonable means of recovering the loan balance have been exhausted. This may occur at different times, including when we receive cash or other assets in a pre-foreclosure sale or take control of the underlying collateral in full satisfaction of the loan upon foreclosure or deed-in-lieu, or when we have otherwise ceased significant collection efforts. We consider circumstances such as the foregoing to be indicators that the final steps in the loan collection process have occurred and that a loan is uncollectible. At this point, a loss is confirmed and the loan and related reserve will be charged off. We have one portfolio segment, represented by commercial real estate lending, whereby we utilize a uniform process for determining our reserves for loan losses. The reserve for loan losses includes a general, formula-based component and an asset-specific component.

The general reserve component covers performing loans and reserves for loan losses are recorded when (i) available information as of each balance sheet date indicates that it is probable a loss has occurred in the portfolio and (ii) the amount of the loss can be reasonably estimated. The formula-based general reserve is derived from estimated principal default probabilities and loss severities applied to groups of loans based upon risk ratings assigned to loans with similar risk characteristics during our quarterly loan portfolio assessment. During this assessment, we perform a comprehensive analysis of our loan portfolio and assign risk ratings to loans that incorporate management's current judgments about their credit quality based on all known and relevant internal and external factors that may affect collectability. We consider, among other things, payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. This methodology results in loans being segmented by risk classification into risk rating categories that are associated with estimated probabilities of default and principal loss. Ratings range from "1" to "5" with "1" representing the lowest risk of loss and "5" representing the highest risk of loss. We estimate loss rates based on historical realized losses experienced within our portfolio and take into account current economic conditions affecting the commercial real estate market when establishing appropriate time frames to evaluate loss experience.
The asset-specific reserve component relates to reserves for losses on impaired loans. We consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. This assessment is made on a loan-by-loan basis each quarter based on such factors as payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices, or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.
Substantially all of our impaired loans are collateral dependent and impairment is measured using the estimated fair value of collateral, less costs to sell. We generally use the income approach through internally developed valuation models to estimate the fair value of the collateral for such loans. In more limited cases, we obtain external "as is" appraisals for loan collateral, generally when third party participations exist. Valuations are performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. In limited cases, appraised values may be discounted when real estate markets rapidly deteriorate.
A loan is also considered impaired if its terms are modified in a troubled debt restructuring ("TDR"). A TDR occurs when we grant a concession to a debtor that is experiencing financial difficulties. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.
The (recovery of) provision for loan losses for the years ended December 31, 2016, 2015 and 2014 were $(12.5) million, $36.6 million and $(1.7) million, respectively. The total reserve for loan losses as of December 31, 2016 and 2015, included asset specific reserves of $62.2 million and $72.2 million, respectively, and general reserves of $23.3 million and $36.0 million, respectively.
Acquisition of real estate—We generally acquire real estate assets or land and development assets through purchases or through foreclosure or deed-in-lieu of foreclosure in full or partial satisfaction of non-performing loans. When we acquire assets these properties are classified as "Real estate, net" or "Land and development, net" on our consolidated balance sheets. When we intend to hold, operate or develop the property for a period of at least 12 months, assets are classified as "Real estate, net," and when we intend to market these properties for sale in the near term, assets are classified as "Real estate available and held for sale." When we purchase assets the properties are recorded at cost. Foreclosed assets classified as real estate and land and development are initially recorded at their estimated fair value and assets classified as assets held for sale are recorded at their estimated fair value less costs to sell. The excess of the carrying value of the loan over these amounts is charged-off against the reserve for loan losses. In both cases, upon acquisition, tangible and intangible assets and liabilities acquired are recorded at their estimated fair values.
During the years ended December 31, 2016, 2015 and 2014, we received title to properties in satisfaction of mortgage loans with fair values of $40.6 million, $13.4 million and $77.9 million, respectively, for which those properties had served as collateral.
Impairment or disposal of long-lived assets—Real estate assets to be disposed of are reported at the lower of their carrying amount or estimated fair value less costs to sell and are included in "Real estate available and held for sale" on our consolidated balance sheets. The difference between the estimated fair value less costs to sell and the carrying value will be recorded as an impairment charge. Impairment for real estate assets are included in "Impairment of assets" in our consolidated statements of operations. Once the asset is classified as held for sale, depreciation expense is no longer recorded.
We periodically review real estate to be held and used and land and development assets for impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The asset's value is impaired only if management's estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the asset (taking into account the anticipated holding period of the asset) is less than the carrying value. Such estimate of cash flows considers factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the asset and reflected as an adjustment to the basis of the asset. Impairments of real estate and land and development assets are recorded in "Impairment of assets" in our consolidated statements of operations.
During the year ended December 31, 2016, we recorded impairments on real estate and land and development assets totaling $14.5 million resulting from a change in business strategy, unfavorable local market conditions for certain assets and sales of net lease assets. During the years ended December 31, 2015 and 2014, we recorded impairments on real estate and land and development assets totaling $10.5 million and $34.6 million, respectively, resulting from unfavorable local market conditions and changes in business strategy for certain assets.
Identified intangible assets and liabilities—We record intangible assets and liabilities acquired at their estimated fair values, and determine whether such intangible assets and liabilities have finite or indefinite lives. As of December 31, 2016, all such acquired intangible assets and liabilities have finite lives. We amortize finite lived intangible assets and liabilities over the period which the assets and liabilities are expected to contribute directly or indirectly to the future cash flows of the business acquired. We review finite lived intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If we determine the carrying value of an intangible asset is not recoverable we will record an impairment charge to the extent its carrying value exceeds its estimated fair value. Impairments of intangibles are recorded in "Impairment of assets" in our consolidated statements of operations.
Valuation of deferred tax assets—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. We evaluate the realizability of our deferred tax assets and recognize a valuation allowance if, based on the available evidence, both positive and negative, it is more likely than not that some portion or all of our deferred tax assets will not be realized. When evaluating the realizability of our deferred tax assets, we consider, among other matters, estimates of expected future taxable income, nature of current and cumulative losses, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires us to forecast our business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any are included in "Income tax (expense) benefit" in the consolidated statements of operations.
While certain entities with NOLs may generate profits in the future, which may allow us to utilize the NOLs, we continue to record a full valuation allowance on the net deferred tax asset due to the history of losses and the uncertainty of the entities' ability to generate such profits. We recorded a full valuation allowance of $66.5 million and $53.9 million as of December 31, 2016 and 2015, respectively.
Variable interest entities—We evaluate our investments and other contractual arrangements to determine if our interests constitute variable interests in a variable interest entity ("VIE") and if we are the primary beneficiary. There is a significant amount of judgment required to determine if an entity is considered a VIE and if we are the primary beneficiary. We first perform a qualitative analysis, which requires certain subjective decisions regarding our assessment, including, but not limited to, which interests create or absorb variability, the contractual terms, the key decision making powers, impact on the VIE's economic performance and related party relationships. An iterative quantitative analysis is required if our qualitative analysis proves inconclusive as to whether the entity is a VIE or we are the primary beneficiary and consolidation is required.
Fair value of assets and liabilities—The degree of management judgment involved in determining the fair value of assets and liabilities is dependent upon the availability of quoted market prices or observable market parameters. For financial and nonfinancial assets and liabilities that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. Therefore, when market data is not available, we would use valuation techniques requiring more management judgment to estimate the appropriate fair value measurement.
See Item 8—"Financial Statements and Supplemental Data—Note 16" for a complete discussion on how we determine fair value of financial and non-financial assets and financial liabilities and the related measurement techniques and estimates involved.